Exhibit 99.2

PDS Biotechnology Announces Commencement of Work Under a Pre-Clinical Collaboration with Farmacore Biotechnology for Tuberculosis

Princeton, NJ, February 27, 2020 - PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical-stage immuno-oncology company developing multiple therapies based on the Company’s proprietary Versamune® T-cell activating technology, today announced commencement of work under an Amended and Restated Material Transfer Agreement with Farmacore Biotechnology, experts in infectious diseases, to develop a novel tuberculosis (TB) immunotherapy based on Farmacore’s proprietary TB antigens and PDS Bio’s Versamune® platform technology. The prior Material Transfer Agreement under which preliminary work commenced was Amended and Restated in December 2019 due to promising early pre-clinical results and to progress this next phase of development.

In preliminary evaluations, Versamune® based product demonstrated highly promising in-vivo TB-specific T-cell induction. The collaboration will focus on evaluation and optimization of efficacy in in-vivo pre-clinical models. Under terms of the agreement, PDS Biotech will undertake product development and Farmacore will conduct studies to evaluate efficacy of the formulated product.

“Our goal for the collaboration is to explore the unique capabilities of our proprietary Versamune® technology to address critical unmet medical needs beyond oncology. The role of T-cells in the management of pathogen-induced diseases such as tuberculosis and influenza are well established, however, the development of vaccines and immunotherapies to address such diseases has been limited,” said Dr. Bedu-Addo, CEO of PDS Biotech. “Versamune® has demonstrated the ability to induce high levels of in-vivo disease specific CD8+ killer and CD4+ helper T-cells in humans without any significant side effects. We believe that there is an opportunity to leverage our Versamune® technology to overcome these major hurdles and develop effective immunotherapies to better manage and treat several deadly infectious diseases.”

Helena Faccioli Lopes, CEO of Farmacore added, “Farmacore focuses on developing immunotherapeutic products and vaccines for Infectious Diseases, specifically for Tuberculosis, where we have identified a great potential peptide-based vaccine. We believe that based on published data about Versamune® and our preliminary evaluation, the Versamune® platform technology is well-suited to effectively deliver the peptides to induce an immune response. We are very excited to have Versamune® available to support and potentially enhance our chances of success in the development of a new Tuberculosis vaccine.”

About PDS Biotechnology

PDS Biotech is a clinical-stage immuno-oncology company developing multiple therapies based on the Company’s proprietary Versamune® T-cell activating technology platform. The Versamune® platform effectively delivers tumor-specific antigens for in vivo uptake and processing, while also activating a critical immunological pathway, the type 1 interferon pathway, thus resulting in the production of potent tumor-specific killer T-cells. Using Versamune®, PDS Biotech is engineering therapies designed to better recognize cancer cells and break down their defense systems to effectively attack and destroy tumors. PDS Biotech’s pipeline combines the Versamune® technology with tumor-specific antigens across several cancer types. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

About Farmacore

Farmacore Biotechnology is a privately held animal and human health research company focused on carrying out research and development of products and process with therapeutic and biotechnological potential in the areas of infectious diseases and oncology. The Company also acts in services (analytical methods, preclinical tests, upstream and downstream development methods), technology transfer, protection of intellectual property, management of innovation projects and evaluation of technological feasibility. To learn more, please visit www.farmacore.com.br.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the ability of the Company to integrate Edge and PDS Biotechnology following the merger; the Company’s ability to protect its intellectual property rights; competitive responses to the completion of the merger; potential adverse reactions or changes to business relationships resulting from the completion of the merger; the Company’s ability to access capital markets, the timing for the Company to initiate two clinical trials for its lead asset, PDS0101; (and statements regarding the Company’s interpretation of the results of its Phase 1 trial for PDS0101 and whether such are sufficient to support additional trials or the future success of such trials); the successful implementation of the Company’s research and development programs and collaborations; the acceptance by the market of the Company’s product candidates, if approved; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s annual and periodic reports filed with the SEC. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Media & Investor Relations Contact:

Deanne Randolph
PDS Biotech
Phone: +1 (908) 517-3613
Email: drandolph@pdsbiotech.com

Tram Bui / Alexander Lobo
The Ruth Group
Phone: +1 (646) 536-7035 / +1 (646) 536-7037
Email: tbui@theruthgroup.com / alobo@theruthgroup.com